Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206

Prospectus Supplement to Prospectus dated July 10, 2017.

$3,500,000,000 The Goldman Sachs Group, Inc. 4.223% Fixed/Floating Rate Notes due 2029

The Goldman Sachs Group, Inc. will pay interest on the notes to but excluding May 1, 2028 (the “Fixed Rate Period”), at a fixed rate per annum of 4.223%, payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2018. From and including May 1, 2028 to but excluding May 1, 2029 (the “Floating Rate Period”), the notes will bear interest at a rate per annum of three-month LIBOR plus 1.301%, to be reset and payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning August 1, 2028 until May 1, 2029. The notes will mature on the stated maturity date, May 1, 2029, and interest for the final period will accrue to and be paid on such maturity date. LIBOR is being modified, see page S-7.

If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the notes (i) on or after October 23, 2018, and to, but excluding, May 1, 2028, at the greater of par or a “make-whole” price calculated as described herein, and (ii) on May 1, 2028 and November 1, 2028, at par, in each case plus accrued and unpaid interest. See “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Make-Whole to First Par Call Date” and “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Par Call” below.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	100.000%	$3,500,000,000
Underwriting discount	0.450%	$15,750,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.550%	$3,484,250,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 23, 2018 and must be paid by the purchaser if the notes are delivered after April 23, 2018.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on April 23, 2018.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

BB&T Capital Markets	BBVA Securities
BMO Capital Markets	BNY Mellon Capital Markets, LLC
Capital One Securities	Fifth Third Securities
FTN Financial Securities Corp.	Huntington Capital Markets

ING

Lloyds Securities

MUFG

NatWest Markets

Rabo Securities

Regions Securities LLC

Scotiabank

Standard Chartered Bank

TD Securities

US Bancorp

Multi-Bank Securities, Inc.

Siebert Cisneros Shank & Co., L.L.C.

KeyBanc Capital Markets
Mizuho Securities
Natixis
PNC Capital Markets LLC
RBC Capital Markets
Santander
SMBC Nikko
SunTrust Robinson Humphrey
UniCredit Capital Markets
Loop Capital Markets
R. Seelaus & Co., Inc.

Prospectus Supplement dated April 18, 2018.

TABLE OF CONTENTS

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated July 10, 2017. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 4.223% Fixed/Floating Rate Notes due 2029

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $3,500,000,000

•	Initial price to public: 100.000% of the principal amount

•	Underwriting discount: 0.450% of the principal amount

•	Issue date: April 23, 2018

•	Stated maturity: May 1, 2029

•	Interest rate:

•	During the Fixed Rate Period (April 23, 2018 to but excluding May 1, 2028): 4.223%

•	During the Floating Rate Period (May 1, 2028 to but excluding May 1, 2029): Base Rate plus the Spread

•	Date interest starts accruing: April 23, 2018

•	Calculation of interest rate during Floating Rate Period:

•	Base rate: LIBOR for the index maturity and index currency specified below, as determined with respect to each interest period by the calculation agent as described below under “— Determination of Interest Rate During the Floating Rate Period.” LIBOR is being modified, see page S-7.

•

Discontinuance of LIBOR base rate: If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

•	Index maturity: Three-month

•	Index currency: U.S. dollar

•	Spread: 1.301% per annum

•	Initial base rate: The base rate in effect for the initial interest period in the Floating Rate Period will be the three-month U.S. dollar LIBOR rate determined two London business days prior to May 1, 2028, as determined by the calculation agent as described below under “— Determination of Interest Rate During the Floating Rate Period”

•	Minimum or maximum rate: None

•	Interest periods: Quarterly; the initial interest period in the Floating Rate Period for the notes is the period from and including the interest reset date on May 1, 2028 to, but excluding, the interest reset date on August 1, 2028, and the subsequent interest periods will be the periods from and including an interest reset date to, but excluding, the next interest reset date, provided that the final interest period for the notes will be the period from the interest reset date scheduled for February 1, 2029 to, but excluding, the stated maturity date

•	Interest determination date: Two London business days prior to the first day of each interest period

•	Interest reset dates: Every February 1, May 1, August 1 and November 1, commencing on May 1, 2028

•	Calculation Agent: Goldman Sachs & Co. LLC

•	Interest payment dates:

•	During the Fixed Rate Period: Every May 1 and November 1, beginning on November 1, 2018 and ending on May 1, 2028

•	During the Floating Rate Period: Every February 1, May 1, August 1 and November 1, beginning on August 1, 2028 and ending on the stated maturity date

•	Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•	Day count convention: When calculating interest for the Fixed Rate Period, the day count convention is 30/360 (ISDA), and when calculating interest for the Floating Rate Period, the day count convention is Actual/360 (ISDA), both as further discussed below under “— Additional Information About the Notes — Day Count Convention”

•	Denomination: $2,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $2,000

•	Business day: New York during the Fixed Rate Period; New York and London during the Floating Rate Period

•	Business day convention:

•	During the Fixed Rate Period: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer —Calculations of Interest on Debt Securities —Business Day Conventions”

•	During the Floating Rate Period: Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer —Calculations of Interest on Debt Securities — Business Day Conventions.” However, if the initial interest reset date on May 1, 2028 is not a business day, such interest reset date will not be changed, but the determination of the floating interest rate that takes effect on such date shall be determined two London business days prior to such date

•	Limited events of default: The only events of default for the notes are (i) interest or principal payment defaults that continue for 30 days and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes — that is, they will not be entitled to declare the principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Events of Default —Securities Issued on or After January 1, 2017 Under the 2008 Indenture” in the accompanying prospectus for further details.

•	Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•	Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is April 18, 2018.

•	Optional Redemption — Make Whole to First Par Call Date: On or after October 23, 2018 (or, if any additional notes are issued after April 23, 2018, beginning six months after the last issue date for such additional notes), and to, but excluding, May 1, 2028, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest to maturity on the notes to be redeemed, assuming for this purpose that the notes would mature on May 1, 2028 (rather than the stated maturity date), not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis (applying the 30/360 (ISDA) day count convention described below), at the treasury rate (as described under “Additional Information About the Notes — Make-Whole Redemption” below) plus 20 basis points, plus, in each case, accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•	Optional Redemption — Par Call: In addition, on each of May 1, 2028 and November 1, 2028, we may redeem the notes at our option, in whole, but not in part, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•	No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP No.: 38141GWZ3

•	ISIN No.: US38141GWZ35

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate During the Floating Rate Period

Your notes will bear interest for each interest period in the Floating Rate Period at a per annum rate equal to the applicable LIBOR rate plus the spread. LIBOR will be determined by the calculation agent on the second London business day (as defined in the accompanying prospectus) immediately preceding the first day of such interest period in the following manner:

•	LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period.

•	If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Unless the calculation agent uses a substitute or successor base rate as so provided, the following will apply:

•	If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the quotations.

•	If fewer than two of the requested quotations described above are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London business day immediately preceding the first day of such interest period, by major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount.

•	If no quotation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London business day immediately preceding the first day of such interest period in its sole discretion.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at our principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

The term ‘‘Representative Amount’’ means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

The term “Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service.

Additional Considerations Relating to LIBOR

U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the three-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance will have on the three-month USD LIBOR rate or your notes. If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. See “Specific Terms of The Notes—Determination of Interest Rate During the Floating Rate Period” on page S-6.

Regulation and Reform of Interest Rate, Equity and Other “Benchmarks”, Including LIBOR, May Cause such “Benchmarks” to Perform Differently Than in the Past, to Disappear Entirely or to Have Other Consequences Which Cannot be Predicted.

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guid-

ance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.

Additional Information About the Notes

Make-Whole Redemption

For purposes of the “make-whole” redemption provision described under “Make-Whole Redemption” above, the “treasury rate” will be:

•	the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release appearing on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source, in each case as determined by the quotation agent in its sole discretion, and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, for the maturity most closely corresponding to the remaining term of the notes to be redeemed, assuming for this purpose that the notes would mature on May 1, 2028 (rather than the stated maturity date), or if no maturity is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or

•	if the release or any successor release is not published during the week preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price (as described below) for the redemption date.

The treasury rate will be calculated on the third business day preceding the redemption date.

We will initially appoint Goldman Sachs & Co. LLC or its successor to act as our quotation agent. However, if Goldman Sachs & Co. LLC ceases to be a primary U.S. Government securities dealer in New York City, we will appoint another primary U.S. Government securities dealer as our quotation agent.

The “comparable treasury issue,” with respect to any redemption date, means the United States Treasury security selected by the quotation agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg L.P. (or any successor service) on screens PX1 through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the notes to be redeemed, assuming for this purpose that the notes would mature on May 1, 2028 (rather than the stated maturity date).

The “comparable treasury price”, with respect to any redemption date, will be (1) the average of five reference treasury dealer quotations (as described below) for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

The “reference treasury dealer quotations” means, with respect to each reference treasury dealer (as described below) and any redemption date, the average, as determined by the quotation agent, of the bid and ask prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The “reference treasury dealer” will be (1) the quotation agent or (2) any other primary U.S. Government securities dealer selected by the quotation agent after consultation with us.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention during the Fixed Rate Period is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

The day count convention during the Floating Rate Period is Actual/360 (ISDA), and the factor is the actual number of days in the interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this prospectus supplement and in the accompanying prospectus dated July 10, 2017 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that the LIBOR base rate has been discontinued, it will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate and may also determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Our Relationship With the Trustee

An affiliate of the trustee under our senior debt indenture is acting as an underwriter in this offering. For additional information, see “Description of Debt Securities We May Offer — Our Relationship With the Trustee” in the accompanying prospectus.

United States Federal Income Tax Consequences

Your notes will be treated as variable rate debt securities for United States Federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus. In addition, we have determined that the notes should not be treated as issued with original issue discount for United States Federal income tax purposes.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement data, balance sheet data and common share data set forth in “Selected Financial Data” as of and for the years ended December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$2,721,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	26,250,000
BBVA Securities Inc.	26,250,000
BMO Capital Markets Corp.	26,250,000
BNY Mellon Capital Markets, LLC	26,250,000
Capital One Securities, Inc.	26,250,000
Fifth Third Securities, Inc.	26,250,000
FTN Financial Securities Corp.	26,250,000
ING Financial Markets LLC	26,250,000
KeyBanc Capital Markets Inc.	26,250,000
Lloyds Securities Inc.	26,250,000
Mitsubishi UFJ Securities (USA), Inc.	26,250,000
Mizuho Securities USA LLC	26,250,000
Natixis Securities Americas LLC	26,250,000
PNC Capital Markets LLC	26,250,000
Rabo Securities USA, Inc.	26,250,000
RBC Capital Markets, LLC	26,250,000
RBS Securities Inc.	26,250,000
Regions Securities LLC	26,250,000
Santander Investment Securities Inc.	26,250,000
Scotia Capital (USA) Inc.	26,250,000
SMBC Nikko Securities America, Inc.	26,250,000
Standard Chartered Bank	26,250,000
SunTrust Robinson Humphrey, Inc.	26,250,000
TD Securities (USA) LLC	26,250,000
The Huntington Investment Company	26,250,000
UniCredit Capital Markets LLC	26,250,000
U.S. Bancorp Investments, Inc.	26,250,000
Loop Capital Markets LLC	17,500,000
Multi-Bank Securities, Inc.	17,500,000
R. Seelaus & Co., Inc.	17,500,000
Siebert Cisneros Shank & Co., L.L.C.	17,500,000

Total	$3,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$4.50
Total	$15,750,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.270% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.150% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The offering will settle on the third scheduled business day following the date of the pricing of the notes (“T+3”) (see page 117 of the accompanying prospectus). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $470,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$3,500,000,000

The Goldman Sachs Group, Inc.

4.223% Fixed/Floating Rate Notes due 2029

Goldman Sachs & Co. LLC

BB&T Capital Markets

BBVA Securities

BMO Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities

Fifth Third Securities

FTN Financial Securities Corp.

Huntington Capital Markets

ING

KeyBanc Capital Markets

Lloyds Securities

Mizuho Securities

MUFG

Natixis

NatWest Markets

PNC Capital Markets LLC

Rabo Securities

RBC Capital Markets

Regions Securities LLC

Santander

Scotiabank

SMBC Nikko

Standard Chartered Bank

SunTrust Robinson Humphrey

TD Securities

UniCredit Capital Markets

US Bancorp

Loop Capital Markets

Multi-Bank Securities, Inc.

R. Seelaus & Co., Inc.

Siebert Cisneros Shank & Co., L.L.C.